Exhibit 10.40

AGREEMENT

PREAMBLE

This Agreement is entered into as of this 1st day of December 2003, by and between PARAGON SYSTEMS INC., (“PSI”) hereinafter referred to as “Employer” and United Union of Security Guards (“UUSG”) hereinafter referred to as the “Union”. The Agreement is effective 1 December 2003 and continues through 1 December 2006.  Employee benefits that are in full force and effect are set forth in Appendix I to this Agreement.

ARTICLE 1 – SCOPE OF AGREEMENT

Section 1

The Employer recognizes and acknowledges that the Union is the sole and exclusive bargaining representative for all its security guard employees employed at the National Computer Center (“NCC”) and Security West Complex (“SWC”) facilities of the Social Security Administration.

Section 2 – Exclusions

This Agreement does not cover the following employees and management staff:

a.                                       Officers and Directors of the Employer.

b.                                      All clerical, Lieutenants, Sergeants, exclusive of those Sergeants working in the Emergency Command Control Center (“ECC”) and Security West Control Center (SWCC), supervisory employees, and the Project Manager.

c.                                       All other supervisors, managerial employees, and non-guard employees.

Section 3 – Probationary Employees

All employees newly hired, or rehired after termination of their seniority, shall be classified as probationary employees for a period of ninety (90) calendar days from the date of hire. During their probationary period employees may be subject to discipline or discharge at the discretion of the Employer, without regard to the provisions of Articles 7 and 8 of this Agreement. This period may only be extended an additional ninety (90) days by mutual agreement of the Union and the Employer. All other provisions of this Agreement are applicable to probationary employees.

Section 4 – Emergency and Security West Control Center Employees

Employer shall post job openings for the Emergency and Security West Control Center (“ECCC/SWCC”) to the general public and the bargaining unit employees. The Employer retains the exclusive right and authority to select employees for work in the ECCC and SWCC, as those workers must have training the Physical Security System (“PSS”). These employees shall be considered part of the bargaining unit but their rates of pay shall be separately specified in the Appendix I as distinct from the rates of pay for the other bargaining unit employees. Any employee selected from the bargaining unit for the ECCC and SWCC will have a ninety (90) day probation period provided they have maintained their security guard licenses.

ARTICLE 2 – UNION SECURITY AND CHECK-OFF

All employees have the right to become and remain members of the Union or not to do so. As a condition of continued employment, employees must, on or before the 31st day of employment with the Employer, either:

a.               join the Union and remit to the Union on a monthly basis Union Dues as duly established by the Union, or

b.              remit to the Union on a monthly basis a representation fee equal to eighty percent (80%) of the dues, which reflects the Union’s demonstrated costs of bargaining and servicing of this contract.

If any employee shall fail to remit such dues or fees when due as provided herein, the Employer shall discharge such employee upon the Union’s written request and representation of such failure to remit dues or fees and proof that employee has been put on notice of arrears. The Union will hold the Employer harmless for the discharge of any employee who has been discharged pursuant to the Union’s request.

The Employer agrees to deduct such initiation fees and uniform fees from covered employees’ wages as required by the Union, provided such deductions are authorized, in writing, by the Employees and such copies of authorizations are provided to the Employer. Union dues or representation fees shall be based upon all payrolls during a month. The Employer shall make such deductions on a bi-weekly basis and shall remit the amount deducted and a supporting remittance report to the Union by the fifteenth (15th) of the month following the month in which such deductions occur, together with a report listing the amount deducted by Employee.

The Union accepts full responsibility for the authenticity for each authorization submitted by it to the Employer, and any authorization that is incomplete or in error shall be disregarded by the Employer, and shall be returned to the Union for correction. The Union agrees that, upon receipt of proper proof, it will refund the Employees any deduction erroneously or illegally withheld from an employee’s earnings by the Employer that has been transmitted to the Union by the Employer. The Union further agrees that it shall indemnify and save the Employer harmless against any and all claims, demands, suits or any other form of liability that may arise out of, or by reason of, any action taken or not taken by the Employer for the purpose of complying with any provisions of this Article in reliance on any list or notice furnished by the Union.

No deduction of union dues will be made from the wages of any employee who has executed an authorization and who has been transferred to a job not covered by this Agreement, or who is not in pay status. Upon return to work within a classification covered by this Agreement, deductions from future wages shall be automatically resumed, provided it is in accordance with the other appropriate provisions of this Agreement and of the National Labor Relations Act, as amended.

Collections of any back union dues owed at the time of starting deductions for any employee, and collections of union dues missed because the Employee’s earnings were not sufficient to cover payment of dues for a particular pay period, will be the responsibility of the Union, and will not be the subject of payroll deductions.

Deduction of the union dues shall be made in a flat sum provided there is a balance in the paycheck sufficient to cover the amount after all other deductions authorized by the Employee, or required by law, have been satisfied.

ARTICLE 3 – NONDISCRIMINATION

The Employer and Union agree that there shall be no discrimination by the Employer or the Union against employees because of race, color, creed, religion, national origin, sex, age, marital status, non job-related physical or mental handicap, or because of their involvement in or refraining from participating in Union activities except as required by Article II of this Agreement.

ARTICLE 4 – MANAGEMENT RIGHTS

Subject only to such limitations as may be specifically imposed by this Agreement, the Union recognizes that the management of the business and direction of the working force is vested exclusively in the Employer, including but not limited to, the right to schedule work, to determine whether a position is to be filled by full-time or part-time employees, to assign work and working hours to employees, to decide the work amount and location at its facilities, to determine the type of services performed, to establish reasonable quality and performance standards, and the most efficient means of providing service, to require from every employee compliance with normal operating procedures to formulate and enforce appropriate and reasonable employer rules and regulations, including the drug and alcohol policy set out in Article 29 of this Agreement now in effect or hereafter enacted if not covered by the provisions of this Agreement, to hire, suspend, promote, demote, transfer, discharge or discipline for cause, or relieve employees from duty because of lack of work or for other legitimate reasons, to maintain discipline and efficiency of employees, to judge skill, ability, and physical fitness, to create, eliminate, or consolidate job classifications to control and regulate the use of all equipment and other property of the Employer and to subcontract work which would otherwise be performed by the Employees subject to this Agreement at the convenience of the Government. The above mentioned rights reserved to management are not intended to deny or limit the Employer in other managerial rights which are not covered by this Agreement and which it previously exercised.

ARTICLE 5 – EMPLOYEE CLASSIFICATIONS

Section 1

An employee shall be classified as “full-time” as soon as the Employer, in its opinion reasonably exercised, determines that the non-probationary employee is reasonably expected to work one thousand seven hundred eighty (1,780) hours or more during a twelve (12) month period.

Section 2

An employee shall be classified as “part-time”, if the Employer, in its opinion reasonably exercised, determines that the non-probationary employee is not reasonably expected to work one thousand seven hundred eighty (1,780) hours or more hours during a twelve (12) month period.

Section 3

When an employee has not established his/her classification pursuant to Sections 1 and 2 above, then that employee who regularly works seventy-two (72) hours or more in any pay period shall be classified as a full-time employee.  An employee who regularly works less than seventy-two (72) hours per pay period shall be classified as a part-time employee.  “Regularly works” is defined as working seventy-two (72) or more hours in at least seven (7) of the bi-weekly pay periods in a six (6) month period.

In any event, an employee who is scheduled to work less than an average of sixteen (16) hours per week in any thirty (30) day period shall receive written notice from the Employer, and shall have ten (10) days from the mailing of that notice to contact the Employer to agree to a schedule that would increase hours to sixteen (16) or more hours a week or shall be terminated.  The failure of an employee to increase his/her hours worked to sixteen (16) or more hours per week may, in the Employer’s discretion, result in the Employee’s termination.  Employer shall mail or fax to the Union a copy of any Employer notice referred to in this paragraph.

ARTICLE 6 – WORK WEEK AND HOURS OF WORK

Section 1

The workweek shall be from 0001 hours Monday until 2400 hours Sunday.  Wages shall be paid bi-weekly on Friday in the second week following the end of the pay-period.  Should the Employer, during the term of this Agreement, need to amend the start of the work week, the Employer shall meet with the Union to review such a change.

Section 2

The hours of work of employees shall be scheduled by the Employer at least two (2) weeks in advance except in circumstances beyond the Employer’s control.  Whenever possible, where the agency contract requirements permit, the Employer at its management discretion shall schedule employees for eight (8) hour shifts.

Section 3

Employees working shifts of six (6) to eight (8) consecutive hours shall receive a thirty (30) minute paid break during their shift.  Employees who work shifts of ten (10) to thirteen (13) or more hours shall receive two (2) thirty (30) minute paid break periods during their shift.  In addition, employees shall be provided with breaks for emergency purposes as reasonably required.

Section 4

Overtime pay is to be paid at a rate of one and one-half (1 ½) times basic hourly straight time rate.  Overtime shall be paid to employees for work performed in excess of forty (40) hours in a pay week.  A workday shall be defined as from 0001 hours until 2400 hours.  There will not be any pyramiding of hours worked.  Paid vacation or holiday time shall not be counted as hours worked in the calculation of overtime.  The opportunity to work overtime shall be provided consistent with the Employer’s business needs and circumstances and must be authorized in advance by the Employer.  In the event that the Employer has advance knowledge of twenty-four (24) hours or more that overtime will be required, such work will be offered consistent with seniority whenever possible.  When the Employer has an unanticipated emergency circumstance to provide coverage, the Employer shall have the right to require an employee who normally performs the work to remain on duty until relieved and/or to require an available employee to provide such coverage, as conditions warrant.

Section 5

An employee called in outside his regular work schedule shall be guaranteed a minimum of two (2) consecutive hours of work or pay in lieu thereof.

Section 6

Nothing in this Article shall be construed as a guarantee of work, work opportunities, or hours except as otherwise expressly provided.

ARTICLE 7 – DISCIPLINE

The Employer has the right to determine the level and degree of discipline.  Disciplinary action shall not be taken without just cause.  The Employer agrees to follow the disciplinary provisions that are fully incorporated by reference as Appendix II into this Agreement.  Under normal circumstances, corrective progressive disciplinary action is taken following a thorough review of the incident, such as oral counseling/warning, written warning/reprimand, suspension and eventual discharge, if an employee failed to respond to previous disciplinary actions.  Likewise, the Employer shall have the right to immediately discharge any employee for certain serious infractions set forth in the Appendix II.

ARTICLE 8 – GRIEVANCE & ARBITRATION PROCEDURE

Any grievance or dispute that may arise following the effective date of this Agreement concerning the application, meaning or interpretation of this Agreement, limited thereto, shall be settled in the following manner:

Step 1:  The Employee and/or his or her Union representative shall present the grievance or dispute orally to the Employer’s Shift Supervisor or Assistant Project Manager within five (5) business days of its occurrence or when the Employee knew, or by reasonable diligence should have known, of its occurrence.  The Shift Supervisor or Assistant Project Manager shall orally respond to the grievance within five (5) business days.

Step 2:  If the grievance is not settled at Step 1, the Employee and/or his or her Union representative may meet, within five (5) business days of the date on which the Shift Supervisor or Assistant Project Manager responded or should have responded, with the Employer’s Project Manager.  The Employer’s Project Manager shall respond to the grievance within five (5) business days.

Step 3:  If the grievance is not settled at Step 2, the Union shall within five (5) business days of receipt of the Project Manager’s response in Step 2, or the date when the Project Manager’s response was due, present the grievance in writing to the Employer’s Vice President or his designee.  The Employer’s Vice President or his designee shall respond in writing to the grievance within five (5) business days.  Grievances affecting a class or classes of employees may be initiated by the Union at Step 3.  The Employer shall have the right to involve senior management in the grievance process at an earlier state, in its discretion.

Step 4:  If the grievance is not settled at Step 3, the Union may, within seven (7) days after the receipt of the Employer Officer’s response in Step 3, proceed to binding arbitration.  Notice that arbitration is desired shall be served upon the Employer within seven (7) days after the union receives the Employer’s Step 3 answer.  If the Parties are unable to agree on a arbitrator within ten (10) days of the date of service, they shall choose an Arbitrator from a panel provided by the Federal Mediation and Conciliation Service by alternatively striking the names on the list.  The Employer shall have the first strike.

The Arbitrator shall conduct a hearing on the grievance.  The Arbitrator shall render a decision within thirty (30) days of the close of the hearing or receipt of briefs.  Any back pay award shall be reduced by any sums received as unemployment compensation or from interim employment.

The Arbitrator shall have no authority to alter, amend, or add to the Agreement.  All of the time limits contained in this Article may be extended by mutual agreement in writing.

All fees and expenses of the Arbitrator shall be borne equally by both parties, except where one of the Parties to the Agreement requests a postponement of a previously scheduled arbitration hearing which results in a postponement charge.  The postponing Party shall pay such charge.

An employee shall be permitted to have a Union representative at each step of the grievance procedure.

The President of the Union or his/her designee shall have access to all relevant personnel records necessary for the Union’s administration of the grievance and arbitration procedure subject to this Agreement.

ARTICLE 9 – NO STRIKE AND NO LOCKOUT

The Employer agrees not to cause, permit, or engage in any lockout of its employees during the term of this Agreement.  The Union agrees that neither it nor the Employees it represents covered by this Agreement will, during the term of this Agreement, cause, permit, or take part in any strike, including sympathy strike, picketing, or work action.  It shall be a violation of this Agreement, and it shall be cause for discharge or suspension in the event an employee refuses to enter upon any property involved in a labor dispute involving other employee organizations or refuses to go through or work behind any picket lines involving other employee organizations at the Employer’s place or places of business.  The Union and the Employer agree to take all steps possible to ensure that Government property is properly secured and protected in the event of labor disputes involving other employee organizations at the SSA facilities.

ARTICLE 10 – BULLETIN BOARDS

The Union may request from SSA permission for it to furnish bulletin boards for the exclusive use of the Union at the SSA facilities set forth in Section 1 of this Agreement.  There shall be no posting of literature on these bulletin boards except by the authority of officially designated representatives of the Union.

ARTICLE 11 – STEWARDS

Section 1

The Union shall designate no more than one (1) Steward per shift and one (1) alternate Steward per shift.  The Union shall notify the Employer of the Selection of Stewards within ten (10) days of such selections.  Stewards shall not interfere with the management of the business or direct the work of any employee.  Stewards will be limited, in the aggregate, to a maximum of two (2) hours per pay period of Employer’s paid time to conduct their on-site duties concerning the investigatory interviews of employees which may result in discipline and grievances arising there from, said time is to be coordinated with the shift supervisor.  Stewards shall keep a log of time expended on matters of Union representation and related business.  The Employer may examine such log in the event a request for compensation under this Section is questioned.

Section 2

Stewards have no authority to call or direct strikes or authorize other economic action against the Employer.  The authority of Stewards shall be limited to the investigation and representation of grievances in accordance with the provisions of this Agreement and the transmission of such messages and information, which shall originate with and are authorized by the Union or its officers.

Section 3

In the absence or unavailability of the Steward designated as representing employees on a specific shift or in a specific location, any other union designated Steward may represent union employees.  In the absence of an alternate and none is available to assist a union member with a grievance procedure, then any union representative may assist that union member in such proceedings.

ARTICLE 12 – COURT APPEARANCES

Court or administrative appearances necessitated by job-related occurrences or incidents shall be compensated for fully at the rates specified in this Agreement.  The employee must present documentation verifying the required court appearance to ensure they are paid for such appearances.  However other court, administrative or grievance procedure and/or arbitration appearances that are not job related shall not be paid by the Employer.

ARTICLE 13 – JURY DUTY

The Employer agrees to pay employees called for jury duty their normal full regular pay for a period up to fifteen (15) work days, less any fees or sums received from the Court, when an employee has met the following conditions:

a.                                       The Employee must notify the Employer within seventy-two (72) hours after he or she receives a jury duty questionnaire or notice that he or she is subject to a jury duty call.

b.                                      The Employee must provide the Employer with reasonable notice of the scheduled jury date by providing Employer with forty-eight (48) hours notice of the date the Employee is to appear.

No compensation shall be paid by the Employer for jury duty of Saturdays, Sundays, and holidays, unless such Saturday, Sunday or holiday was the Employee’s normally scheduled workday.

ARTICLE 14 – LEAVES OF ABSENCE

Section 1 Maternity and Sick Leave

All provisions of this Article shall be applied in a manner consistent with the Family and Medical Leave Act of 1993.  Eligible non-probationary employees will be granted up to twelve (12) weeks of unpaid leave for their serious illness, for the birth or adoption of a child or the care of a seriously ill child, spouse, or parent.  To be eligible, the Employee must have been employed for one (1) year and have worked a minimum of one thousand, two hundred fifty (1,250) hours in the preceding twelve (12) months.

Whenever an employee who is pregnant or otherwise sick cannot perform his/her duty safely or efficiently, the Employee shall take a leave of absence.  An employee who takes such maternity or sick leave may elect to utilize as much paid sick leave as he/she has accrued.  During such leave of absence, the Employee shall retain his/her existing seniority and shall continue to accrue seniority.  Maternity and sick leave shall not exceed three (3) months following delivery or onset of illness or injury.

Section 2 – Extended Maternity and Sick Leave

If an employee who is ill (or returning from maternity leave) and unable to work and has exhausted his or her accrued days of maternity and sick leave, the Employee may request and may, at the Employer’s discretion, be granted extended sick leave without pay of up to one (1) year.  During an extended maternity and sick leave, the Employee shall not continue to accrue benefits or seniority, although seniority attained prior to the granting of extended maternity and sick leave shall be retained.

Section 3 – Personal Leave Without Pay

An employee may request personal leave without pay for any personal purpose for a period of up to six (6) months.  It is within the Employer’s sole discretion whether such request, which must be in writing and state the reason for and length of the desired leave, will be granted.  Neither seniority nor benefits shall accrue during such personal leave.  During an employee’s leave of absence, the Employee shall keep the Employee reasonably aware of his tentative return date.  Upon giving five (5) working days notice of intent to return to work, an employee shall be scheduled to report to his former job or en equivalent job within five (5) working days of the Employer’s receipt of such written notice.  If no job is available on the Employee’s former shift or at their former site, he or she may be put on any shift at any site, but will be returned to his/her former shift or site as soon as an opening becomes available, consistent with the Employer’s scheduling needs.

An employee on leave of absence for personal reasons who accepts other employment during such leave may be considered as having resigned.

Section 4 – Bereavement Leave

In the event of the death of a member of a non-probationary unit employee’s immediate family, the Employee will not lose any wages which he or she would otherwise have earned during the three (3) consecutive days, one of which must be the day of the funeral, for the period from date of death through the day following burial, and will receive benefits for this or her time lost as specified in the Appendix I.  The disbursement of three (3) days of bereavement leave will be at a rate of four (4) hours per day for part-time employees and eight (8) hours per day for full-time employees losing a husband, wife, child, foster child, parent, foster parent (i.e. an adult who reared the Employee), grandparent, brother or sister.  For a non-probationary unit employee losing a father-in-law or mother-in-law, the Employee may take three (3) consecutive days of leave without pay.  Appropriate documentation of death and family relationship shall be required for all bereavement leave and shall consist of either a death certificate or funeral service program.

Section 5 – Military Service

Employees enlisting or entering the military service of the United States pursuant to the provisions of the Uniform Services Employment and Reemployment Rights Act and amendments thereto shall be granted all rights and privileges provided by the Act.

ARTICLE 15 – WEAPONS

The Employer agrees to implement a regular maintenance program for all Employer-owned weapons. Pursuant to this program, all weapons shall be checked and cleaned periodically. Employees have the obligation to ensure that their weapons are at all times in proper working order. If an employee has knowledge that his weapon is not in proper condition, the Employee shall immediately report this to his or her supervisor for repair and/or replacement.

ARTICLE 16 – SENIORITY

Section 1 – Seniority Lists

The Employer shall maintain separate seniority lists for all regular full-time and part-time employees employed by the Employer at the two facilities. The Employer shall furnish the Union with copies of such lists at least once every six (6) months.

Section 2 – Scheduled Overtime

Opportunity to work overtime shall be provided consistent with the Employer’s business needs and circumstances and must be authorized in advance by the Employer. In the event that the Employer has advance knowledge of twenty-four (24) hours or more that overtime will be required, such work will be offered consistent with seniority whenever possible, to those regularly scheduled employees who have not been scheduled for forty (40) or more hours in the particular work week. If there are no such employees or if the pool of such employees is exhausted because of previously made overtime assignments, overtime shall be offered, consistent with seniority whenever reasonably possible, to other regularly scheduled employees. Part-time employees shall provide Employer with a list of days and times during which they are available and willing to work should overtime become available pursuant to this provision. The Employer shall refer to this list when scheduling overtime hours consistent with this provision. However, if an employee refuses to work hours offered on two (2) separate occasions, he/she shall be removed from the list, and the Employer shall no longer be obligated to call said employee in the event that overtime hours become available in the future. Notwithstanding the foregoing, should an employee refuse to accept hours offered because of an emergency situation, said occurrence shall not be deemed a refusal that counts toward their removal from the list. In no event shall the Employer offer overtime to employees who have not been scheduled to work forty (40) hours in the particular work week, but whose acceptance of said overtime would then give them more than forty (40) or more hours in the particular work week.

When the Employer has an unanticipated emergency need to provide coverage, the Employer shall have the right to require an employee who normally performs the work to remain on duty until relieved and/or to require an available employee to provide such coverage, as conditions warrant. Should a dispute arise among the Employer, Employee and/or Union regarding the existence of an emergency situation or the availability of relief, the Employee shall continue working as directed by the Employer. Management will make a reasonable effort to enable a person to be relieved.

Section 3 – Permanent Position Openings

As permanent positions open, notice shall be posted. Employees shall have seven (7) days within which to bid. A position is defined as a position on a particular shift identified as full-time only. First preference shall be given to the most senior qualified bidder. The successful bidder’s prior position may then be bid. The Employer without challenge, if any, shall then assign the following opening(s).

Section 4 – Promotions

In the event that a higher-level job becomes available, first preference for such job shall be given to the most qualified employee currently employed at the SSA facilities with the most skill and ability. Qualifications shall be determined at the Employer’s reasonable discretion and will be based upon seniority, skill and ability, with all three factors being given the same weight. For the purposes of this section, a qualified employee is an employee who possesses work experience relevant to the higher level position, who has demonstrated the ability to lead and effectively interact with fellow employees, who has a good attendance and employment record, and who has the requisite permits and security clearances required for the job.

If the Employer determines that an employee who has been promoted within ninety (90) days of his or her promotion fails to satisfactory fulfill the requirements for the position to which the Employee was promoted, such an employee shall be demoted to his or her original or similar position in the bargaining unit at the Employee’s prior site or other site, and shall receive the appropriate rate of compensation for such lower position. Time spent, as a supervisor shall not count toward a unit employee’s seniority.

Section 5 – Reduction in Work Force

In the event that the work force at the SSA facilities shall be reduced for any reason, the Employees with the least seniority shall be laid off first. Employees shall bid upon shift reassignments. Full-time employees may bid to return to a part-time shift and be transferred to a full-time position when one becomes available, consistent with the Employer’s scheduling needs and the provisions of this Agreement. A full-time employee may decline recall to a part-time position and remain on the recall list. A full-time employee who declines recall to a full-time position may be terminated if they do not return within three (3) days.

Section 6 – Layoff and Recall

As jobs become available at the SSA facilities, employees shall be recalled in order of their seniority at the facility, where qualified. Probationary employees who have been laid off have no recall privileges.

In the event of a layoff, seniority does not continue to accrue. An employee shall retain the seniority, which he or she possessed at the time of the layoff except as provided below.

In the event the Employee fails to respond within five (5) business days of the Employer sending a notice of recall by Priority Mail, unless there was a documented emergency which reasonably prevented the Employee from properly notifying the Employer, the Employee waives his chance to return from layoff and retain seniority.

Section 7 – Loss of Seniority

In the event the Employer loses its contract to provide services at any one or all of the SSA facilities, the Employer will have no obligation with regard to this Section after termination of its contract. Expect as is provided below, an employee who is laid off for reasons other than the Employer’s loss of contract to provide services at the SSA facilities, will retain his/her seniority for thirty (30) days.

An employee’s seniority with the Employer shall be broken after thirty (30) days if the Employee:

a.                                       voluntarily quits

b.                                      retires,

c.                                       is discharged for cause,

d.                                      is absent from work for three (3) consecutive working days without notifying the Employer of the reason for his absence before the close of the three (3) day period, unless there was an emergency which prevented the Employee from properly notifying the Employer,

e.                                       fails to return to work from layoff within five (5) working days after the mailing of the Employer’s notice of recall, unless there was an emergency which prevented the Employee from properly notifying the Employer of employee’s inability to report as directed,

f.                                         fails to return from a scheduled vacation period or leave of absence after two (2) or more consecutive working days without having given proper notice to the Employer, unless there was a documented emergency that prevented the Employee from properly notifying the Employer of Employee’s inability to report as directed.

In the event that an employee is laid off for reasons other than the Employer’s loss of contract, the Employer shall, within thirty (3) days of the layoff, determine if the

Employee is reasonably qualified for work at another job site, and if so, offer the Employee the opportunity for a transfer to another union site.

An employee’s seniority shall not be broken by a layoff due to an employee’s efforts at re-qualification pursuant to Article 18.

A laid off employee who is recalled shall be sent notice of recall by certified mail. If such employee does not respond within five (5) business days of the Employer’s sending such certified mail, or the Employee refuses such offer, the Employee will be deemed to have voluntarily quit, even if the notice is returned as undeliverable. An employee who has voluntarily quit or otherwise been terminated has no right to recall.

Section 8 – Shift and Post Reassignments

In the event the Employer determines it is necessary to rotate employees among posts, every reasonable effort shall be made to assign employees during the same shift in which they previously worked except as required for cross training. Assignments are to be made in an unbiased manner and in accordance with seniority to the extent possible.

ARTICLE 17 – VOLUNTARY QUITS

An employee shall be deemed to have voluntarily quit employment with the Employer if:

a.                                       the Employee accepts full-time employment with another company at the same time during which he or she is employed by the Employer, and chronically fails to report for duty as scheduled by the Employer, while simultaneously remaining an employee of another company.

b.                                      the Employee fails to report for work within forty-eight (48) hours of the beginning of his scheduled shift after the expiration of a leave of absence without a telephone call or other explanation, unless there was a documented emergency, which reasonably prevented the Employee from properly notifying the Employer

c.                                       the Employee fails to report for work for two (2) consecutive days without telephoning or otherwise notifying the Employer, unless there was a documented emergency, which reasonable prevented the Employee from properly notifying the Employer.

ARTICLE 18 – TRAINING AND ANNUAL QUALIFICATION

Section 1a

Employer agrees to pay for up to four (4) hours of classroom instruction at the Employee’s regular hourly rate of pay on the safe handling of a firearm prior to employee’s annual firearms proficiency test.

Section 1b

Commencing 1 January 2004 through the duration of this Agreement, the Employer agrees to pay employees for annual weapons qualification on a firing range for up to five (5) hours at the Employee’s normal hourly rate of pay.

Section 2

The Employer shall schedule employees for annual qualification at least ninety (90) days prior to the expiration of their weapons permit.  Management shall take [ILLEGIBLE] to all posts at least thirty (30) days in advance of range appointments and range may fall on an employee’s day off but will be mandatory. The Employer shall afford employees the opportunity to have at least two (2) practice sessions prior to any formal re-qualification test.  The employee shall be given at least three (3) opportunities to qualify, at least one (1) of which must be prior to the expiration of his or her SSA annual qualification. If the Employee is unable to re-qualify prior to the expiration of his or her SSA annual qualification, the Employee shall be laid off without pay. Such employee shall be reinstated if re-qualifying occurs within thirty (30) days of layoff. An employee laid off pursuant to this provision shall not accrue seniority or fringe benefits during his or her period of layoff. If the person does not re-qualify during this suspension period of thirty (30) days, such action will be considered as a voluntary quit.  If re-qualification documentation is not effectuated until after an employee’s release from employment, that employee may reapply for employment.

Section 3

Employer shall provide Employee with ninety (90) days notice of the expiration of his government required physical examination certification.  The Employer shall pay for the cost of the physical examination certification.  If an employee does not appear for or obtain his or her government required physical examination prior to the time by which it must be obtained, the Employee shall be suspended as in Section 2 above.  If the Employee does not satisfactorily pass his or her physical within the ninety (90) day period of time, the Employee shall be considered as having voluntarily quit, unless there are extenuating medical circumstances and an employee produces medical documentation.

Section 4

Employer shall pay at the Employee’s regular hourly rate of pay for the complete number of hours required for CPR training, and for the complete number of hours required for combined First Aid and CPR training. If an employee does not successfully complete and pass his or her government-required first aid and/or CPR examination prior to the time by which such examination must be taken and passed, the Employee shall be suspended as in Section 2 above.  If, however, after thirty (30) days following the date on which the Employee was required by the government to have passed such examination or examinations, the Employee has not taken and passed same, and employee shall be regarded as having voluntarily quit.

Section 5

The Employer shall provide employees, at least one hundred (100) days prior to expiration of their Maryland State Clearance Card and handgun permit, such forms as are required by the State of Maryland for the renewal of such permit(s).  Employees are expected to return such forms completed together with any necessary photographs and fingerprint specimens within ten (10) days thereafter. The Employer shall promptly submit the completed forms, photographs, and fingerprint to the appropriate state agency.  If the employee does not submit to the Employer the completed forms, photographs and fingerprint specimens within the aforementioned ten (10) day period, and as a result of the employee’s delay the employee’s permit lapses, the employee may be suspended without pay until the permit is received. Not withstanding the foregoing, if the employee fails to provide the completed forms, photographs, and fingerprint specimens within thirty (30) days of his/her receipt of the forms from the Employer, the employee shall be deemed to have quit voluntarily.

Notwithstanding the foregoing, if the Employee fails to provide the completed forms, photographs, and fingerprint specimens within thirty (30) days of his or her receipt of the forms from the Employer, the Employee shall be deemed to have quit voluntarily, unless [ILLEGIBLE] presents written documentation verifying extenuating circumstances.

In the event the Employer does not timely submit completed forms, photographs, and fingerprint specimens to the appropriate state agency and the Employee’s permit lapses because of such delay, the Employee may be suspended with pay until a permit is issued.

ARTICLE 19 – UNIFORMS

Section 1

The Employer shall provide at no cost to all new employees those items listed in the Employer’s Social Security Administration guard service contract.  Upon termination of employment, the issued clothing and equipment shall be cleaned and returned to the Employer in serviceable condition, meaning clean, pressed, having no rips or tears, and having all buttons.

The [ILLEGIBLE] agrees to pay [ILLEGIBLE] employee for uniform maintenance and replacement as stipulated in the Appendix 1.  Employees may purchase replacement items from the Employee at cost.  Such articles shall be paid for by deductions from the Employees’ pay, as long as they provide written authorization to the Employer to make such deductions.

The Employer shall replace any parts of the uniform that are damaged in the line of duty, provided the damage has been reported to the Shift Supervisor within the shift period when the incident occurred.

Section 2

Employees shall wear plain black leather, corofan shoes or chukka boots, having no stitching, patterns, buckles, bows, straps, stripes, webbing, and logos, and having no open toes or heels, or heels higher than one and one half (1 ½) inches.  These shoes or chukka boots must be capable of a [ILLEGIBLE] wear boots, at the discretion of the supervisor and based on inclement weather conditions.

Section 3

Upon termination of employment, the issued clothing and equipment shall be cleaned and returned to the Employer in serviceable condition.  The Union agrees that all employees, at the time of hire, shall give written authorization allowing the Employer to deduct from the Employee’s final paycheck the cost of all unreturned issued clothing and equipment, or the cost of [ILLEGIBLE] clothing not returned [ILLEGIBLE] condition.

ARTICLE 20 – SUCCESSORS

The Employer shall give notice of the existence of this Agreement to any purchaser, transferee, lessee, assignee, etc., of the operation covered by this Agreement or any part thereof.  Such notice shall be in writing with a copy to the Union at the time the seller, transferee, or lessee executes a contract or transaction has herein described.

ARTICLE 21 – SUBCONTRACTING

For the purposes of preserving work and job opportunities for the Employees covered by this Agreement, the Employer agrees to provide the Union with at least seven (7) days notice prior to subcontracting, or transferring to non-bargaining unit employees, any of the work or services of the kind, nature or type presently or hereafter performed or provided by the Employer.  Supervisory personnel may, without prior practice, be temporarily assigned to cover unit work in an emergency situation.  In no event shall such temporary assignment(s) exceed thirty (30) days in any year.

ARTICLE 22 – HOLIDAYS

Section 1

The holidays granted to employees prior to the effective date of this Agreement shall remain in full force and effect through and including December 31, 2003.  From

1 January 2004, the Employer shall grant to all employees the following holidays off with pay (or pay in lieu thereof, if normally scheduled to work that week day).  Holiday benefits shall be paid as specified in the Appendix I, as fully incorporated herein, provided that the employee shall work his or her regularly scheduled workday prior to the holiday and after the holiday:

[ILLEGIBLE]	[ILLEGIBLE]
Martin Luther King’s Birthday	Veteran’s Day
Presidents’ Day	Thanksgiving Day
Memorial Day	Christmas Day
Independence Day	Employee’s Birthday
Labor Day

The Employer reserves the right to limit the number of employees who take their birthday holiday on the same date.  A birthday holiday may be scheduled up to seven (7) days prior to or after the birthday.  Holiday pay will not be granted to employees when a holiday falls within a period of leave or absence and or layoff.

Section 2

An employee who is required to work on a holiday shall receive holiday pay in addition to his or her regular wages as specified in the Appendix I.  Holiday pay will not be granted to employees when a holiday falls within a period of leave of absence and or period of layoff, or if the employee fails to work the last scheduled work day prior to the holiday or the first scheduled work day after a holiday, or if the employee fails to report to work on the holiday if he/she is [ILLEGIBLE]

Section 3

In the event an employee who is normally scheduled to work a ten (10) to twelve (12) [ILLEGIBLE] that they would have been scheduled to work had that day not been a holiday.

ARTICLE 23 – BUILDING CLOSURES

In the event the Government declares a Code Red Building Closure, employees working on posts other than 24-hour posts shall not be required to man such posts unless the Government declares a building emergency. Those employees working on posts other than 24-hour posts who are allowed to go home shall be paid for the hours they would have [ILLEGIBLE] Government not declared a Code Red Building Closure.

ARTICLE 24 – VACATION

Section 1

Employees covered by this Agreement shall receive vacation benefits as specified in the Appendix I herein fully incorporated by reference.

Section 2

Vacations may be scheduled any time during the year with the Employer providing the Employee gives the Employer a minimum of thirty (30) days notice. Employees shall select their vacation period in order of their seniority where reasonably possible and at a time mutually convenient to the Employee and Employer. No more than five percent (5%) of the work force may be on vacation at any time. Earned vacation will be paid in the pay period during which the vacation time is used, and included in the employee’s regular paycheck. All vacation benefits will be paid at the hourly rate in effect at the time of the employee’s most recent anniversary date. Vacation time must be taken within one (1) year following its accrual.

Section 3

Accrued fraction shall be based upon [ILLEGIBLE] without break in service with the Employer or its predecessor(s) at the buildings listed in Article I to this Agreement. During the first four years of employment, employee shall earn two (2)

weeks of paid vacation leave. During the fifth to the fourteenth years of employment, employee shall earn three (3) years of paid vacation leave. After the fifteenth year of employment, employee shall earn four (4) weeks of paid vacation leave. All vacation benefits shall be paid at the time of the employee’s anniversary date.

ARTICLE 25 – SICK LEAVE

Section 1

New employees begin accruing sick leave on the first day of employment but cannot begin to utilize sick leave until they have accrued ninety (90) days of employment with the company.

Section 2

Employees shall receive sick leave benefits as specified in the Appendix I, which is fully incorporated herein into this Agreement. The earning and accrual of sick leave is based upon sick leave earned by the employee, without break in service, for the Employer.

Section 3

Employee benefits in effect prior to the effective date of this Agreement shall remain in full force and effect through and including 31 December 2003. From 1 January 2004, through the duration of this Agreement, covered employees may not accumulate more that one hundred four (104) hours of sick leave. Sick leave shall commence and be paid on the third day of absence from work. Employees on sick leave for one day do not need to provide the company with a note. Employees who are out for two or more days must provide the Employer with a [ILLEGIBLE] sick leave from the first day of absence form work, providing they have not exhausted their accrued sick leave.

Section 4

An employee will be paid sick leave benefits for the hours the employee is regularly scheduled to work in a given day; however, for any given day, authorized sick leave will not be paid for less than four (4) or more than eight (8) hours.

Section 5

For any year to which an employee does not use any of his or her accrued [ILLEGIBLE] he/she may choose to be compensated at the rate of 70% of his/her regular rate of pay.

Section 6

Employees will not be compensated for any unused sick leave at the time of termination of their employment.

ARTICLE 26 – HEALTH AND WELFARE

Section 1

Employee benefits in effect on the effective date of this Agreement shall remain in full force and effect through and including 31 December 2003. The Employer agrees to the following policy regarding the payment of Health and Welfare benefits:

a.               Within thirty (30) days of the effective date of this Agreement or within thirty (30) days of an employee’s date of hire, whichever is later, each employee shall elect in writing one of four options which are to become effective commencing on 1 January 2004: (i) participation in the Employer’s benefit plan, which may include any combination of medical and dental insurance, short term and long term disability insurance, and life insurance; or (ii) participation in the Union’s Security Welfare Health and Welfare Benefits [ILLEGIBLE] to the contribution levels set forth in Appendix II, Article 6 of this Agreement, or (iv) elect additional Employer contributions to the Security Workers Severance and

Retirement Fund in amount equal to the contribution levels set forth Appendix II, Article 6. In the event no option is selected, the employee shall receive as additional wages an amount equal to the required contributions.

b.              An employee’s election or termination of his/her right to participate in the Employer’s benefit plan after the initial thirty (30) day period shall be governed by applicable plan documents.

c.               Consistent with the election of each employee, the Employer shall contribute the amounts set forth in Appendix II, Article 6, to the chosen health and welfare plan(s) or benefits plans, or pay said amounts to the employee in his or her paycheck in accordance with Section 1a.

d.              In the event cash amounts are to be paid to an employee consistent with this Agreement, the Employer shall pay those amounts in each bi-weekly payroll as long as the employee accrues wages. In the event of termination of employment, the Employer’s obligation herein shall not extend beyond the pay period in which the employee’s last day of work occurs.

e.               The parties understand and agree that, not withstanding the date(s) on which the Employer makes contributions on behalf of specific employees, eligibility for benefits under any of the selected plans referred to herein is determined in accordance with the respective plan rules.

Section 2

[ILLEGIBLE] Fund

a.                                       The Employer agrees to provide the Security Workers Health and Welfare Fund with monthly remittance reports containing such information, in such manner, and on such forms as may be required by the Trustees of the Funds.

b.                                      Contribution and remittance reports shall be delivered to the Security Workers Health and Welfare Fund on or before the 15th day of each month for the preceding month.

c.                                       Employees who do not elect to participate in the Security Workers Health and Welfare Plan may thereafter elect to participate in it only once each subsequent year during the thirty (30) day period, the open enrollment period, that begins on the first of the month in which this Agreement was executed.

d.                                      An employee may terminate his/her participation in the Security Worker’s Health and Welfare Plan during the open enrollment period only, as specified above. However, an employee who voluntarily terminates such participation may not again participate in the plan for a minimum of twelve (12) months.

Section 3

a.               With respect to the Employer’s benefit plan, which may include any combination of medical and dental insurance, short term and long term disability insurance, and life insurance, the Employer retains the exclusive right to select the insurance companies providing those benefits. An employee may sign up for the benefits after working for the Employer within thirty (30) days, on the first day on the month following the [ILLEGIBLE] plan provider. The Employer reserves the right to amend the time period in which an employee may join its benefits plan to comply with the contractual requirements of any future contracted benefit/insurance provider.

b.              With respect to an employee terminating participation in the Employer’s benefit plan, an employee may terminate his participation in the plan by the last day of the month in which he/she is employed and [ILLEGIBLE] remains in effect until the last day of the month, or as specified by any future benefit plan provider, and in accordance with any COBRA requirements. The Employer reserves the right to amend the time period in which an employee may terminate his/her participation in the Employer’s benefit plan to comply with the contractual requirements of any future contacted insurance/benefit provider.

c.               In the event that the Employer provides health insurance coverage at or less than the contribution levels listed in the Appendix I, the employees shall be afforded the opportunity to receive the variance in such insurance cost as additional wages.

d.              Upon reasonable request, the Employer agrees to provide the Union with information regarding the benefit plan offered to the employees.

Section 4

An employee who chooses not to participate in either the Employer’s benefit plan or the Union’s Health and Welfare Plan may arrange for those contributions that would have been deposited into those benefit plans to be deposited into the Union’s Severance and Retirement Fund.

Section 5

The Employer agrees that for each hour of wages paid to each employee per his or her selection of one of the four options listed in Section 1(a) covered by this Agreement, the

Employer will contribute toward the employee’s chosen health and welfare/benefit plan or cash amounts specified per hour worked, up to a maximum of eighty (80) hours per two (2) week pay period. See Appendix I for the effective employer contributions.

With respect to the Employer’s obligation to the Security Worker’s Health and Welfare Fund or the Security Workers Severance and Retirement Fund, the Employer agrees to be bound by the rules and regulation of those plans, the Agreement and Declaration of Trust that governs each fund, and any collection policies validly adopted by the Funds’ Trustees.

ARTICLE 27 – PENSION FUND

Section 1

Effective 1 December 2003, through the duration of this Agreement, the Employer agrees to become and remain a participating employer in the Security Workers Severance and Retirement Fund (hereinafter “Severance and Retirement Fund”) for the duration of this Agreement. The Employer agrees that for each hour of work worked by each employee covered by this Agreement, it will contribute to the Severance and Retirement Fund an amount specified in the Appendix I, Article 7 up to a maximum of eighty (80) hours per two (2) week pay period.

Section 2

The Employer agrees to provide the Severance and Retirement Fund with monthly remittance reports containing such information, in such manner, and on such forms as may be required by the Trustees of the Fund. Contributions and remittance reports shall be delivered to [ILLEGIBLE] Fund [ILLEGIBLE] before the 15th day [ILLEGIBLE] month.

Section 3

The Employer agrees to be bound by the provisions of the Agreement and Declaration of Trust establishing the Severance and Retirement Fund (“Trust Agreement”) as it may be from time to time amended. The Employer further agrees to be bound by the terms of the Severance and Retirement Fund and by all resolutions and rules adopted by the Trustees pursuant to the powers delegated to them by the Trust Agreement.

ARTICLE 28 – WAGES

From January 1, 2002, through the duration of this Agreement, the Employer agrees to pay employees at the rates set forth in the Appendix I as fully incorporated by reference herein.

ARTICLE 29 – DRUG AND ALCOHOL POLICY

The parties recognize that in the security business, the use of controlled substances or alcohol that cause intoxication or impairment on-the-job poses risks to the Employer, the affected employee and his co-workers and the public. An employee cannot perform his or her work adequately if he or she is under the influence of illegal drugs or alcohol; and an employee under the influence of drugs or alcohol also presents a danger to himself or herself and to others. Unlawful use of drugs and the abuse of alcohol when not on duty raises serious questions concerning the competency to perform security work and is ground for revocation of Employee’s firearms permit. It is the Employer’s policy to maintain a drug-free work place. The Employer and the Union agree to the Drug and Alcohol policy to maintain a drug-free work place.  The Employer and the Union agree to the Drug and Alcohol policy attached hereto as Appendix III to this Agreement, and fully incorporated by reference into this Agreement.

ARTICLE 30 – MISCELLEANEOUS

Section 1

The Employer shall not lower any standards of wages or conditions of employment explicitly provided for in this Agreement without the written consent of the Union.

Section 2

The Employer, for reasons of business necessity, may utilize officers who work as [ILLEGIBLE] employees are asked to temporarily fill supervisor positions they will receive the rate of pay attributable to the position. This provision in not applicable to the ECCC or SWCC console operator positions described in Article 1, Section 4 of this Agreement.

ARTICLE 31 – SEPARABILITY AND SAVINGS CLAUSE

If any Article or Section of this Agreement, or any Riders, Attachments, or Appendices thereto should be held invalid by operation of law or by any tribunal of competent jurisdiction, or if compliance with or enforcement of any Article or Section should be restrained by such tribunal pending a final determination as to its validity, the remainder of this Agreement and of any Rider thereto, or the application of such Article or Section to persons or circumstances other than those as to which it has been held invalid or as to which compliance with or enforcement of has been restrained, shall not be affected thereby. In the event that any Article or Section or Appendix is held invalid or enforcement of or compliance with has been restrained as above set forth, the Employer and the Union agree to enter into immediate collective bargaining negotiations upon the request of either party, for the purpose of arriving at a mutually satisfactory replacement for such Article or Section or Appendix during the period of invalidity or restraint. If the Parties do [ILLEGIBLE] economic recourse in support of its demands notwithstanding any provisions of this Agreement to the contrary.

ARTICLE 32 – DURATION OF AGREEMENT

Except as otherwise provided in this Article this Agreement shall be in full [ILLEGIBLE] and effect from 1 December 2003 and shall remain in effect until (and including) 1 December 2006. With respect to wages and fringe benefits (including health and welfare and pension [ILLEGIBLE] of the Agreement shall take effect as specified in the attached Appendix I, which is fully incorporated by reference herein.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals to this Agreement this 1st day of December 2003.

UNITED UNION OF SECURITY GUARDS		PARAGON SYSTEMS, INC.

BY:	/s/ [ILLEGIBLE]	BY:	/s/ [ILLEGIBLE]

TITLE:	President	TITLE:	PRESIDENT

DATE:	1 December 2003	DATE:	1 DECEMBER 2003

APPENDIX I

ARTICLE 1 – BEREAVEMENT

Commencing from 1 December 2003 through the duration of this Agreement, the disbursement of three (3) days Bereavement Leave will be at the rate of four (4) hours per day for part-time employees and eight (8) hours per day for full-time employees.

ARTICLE 2 – UNIFORMS

Effective February 1, 2004, the uniform allowance the Employer agrees to pay each employee shall be $.37 per hour worked up to a maximum of eighty (80) hour per two (2) week pay period for each employee covered by this Agreement for uniform maintenance and replacement. Effective February 1, 2005, the uniform allowance the Employer agrees to pay each employee shall be $.39 per hour worked up to a maximum of eighty (80) hours per two (2) week pay period. Effective February 1, 2006, the uniform allowance the Employer agrees to pay each employee shall be $.41 per hour worked up to a maximum of eighty (80) hours per two (2) week pay period.

ARTICLE 3 – HOLIDAYS

This holiday benefits schedule shall become effective commencing on 1 December 2003 through the duration of this Agreement. Holiday pay will be disbursed a maximum of two (2) weeks after the holiday(s) occurs. It will be paid in accordance with the following schedule, which is based on the total number of hours the Employee worker during the pay period in which each holiday occurred.

[ILLEGIBLE]	Authorized Holiday Pay Hours
71-80	8
61-70	7
[ILLEGIBLE]	[ILLEGIBLE]
41-50	5
31-40	4

If a holiday is scheduled on the day a person works a ten (10) to twelve (12) hour day then that person shall be compensated for the full amount of time they would have worked had the day not been declared a holiday.

ARTICLE 4 – VACATION

Accrual of vacation is based upon years of service, without break in service, on the government contract with the Employer or his predecessor(s) at the buildings listed in Article 1 of this Agreement. During the first four (4) years of employment, employee shall earn two (2) weeks of paid vacation leave. During the fifth (5) of the fourteenth (14) years of employment, employee shall earn three (3) weeks of paid vacation leave. After the fifteenth (15) year of employment employee shall earn four (4) weeks of paid vacation leave. All vacation benefits will be paid at the time of the Employee’s most recent anniversary date.

ARTICLE 5 – SICK LEAVE

The sick leave benefit of this Agreement shall become effective commencing on 1 December 2003 through the duration of this Agreement. Consistent with Section 1 of Article 25 of this Agreement, employees shall not accumulate more than one hundred four (104) hours of sick leave. An employee will be paid sick leave benefits for the hours the Employee is regularly scheduled to work in a given day.  However, for any given day, authorized sick leave will not be paid for less than four (4) or more than eight (8) hours. For any year in which an employee does not use any of his or her accrued leave, he/she may choose to be <Illegible>

ARTICLE 6 – HEALTH AND WELFARE

The health and welfare benefit plans selected by the Employees shall become effective commending on 1 December 2003 through the duration of this Agreement. Effective February 1, 2004, the Employer agrees to contribute on behalf of each employee covered by this Agreement an amount of the selected health and welfare benefits equal to $3.00 per hour worked up to a maximum of eighty (80) hours per two (2) week pay period. Effective February 1, 2005, the Employer agrees to contribute on behalf of each employee covered by this Agreement an amount of the selected health and welfare benefits equal to $3.05 per hour worked, up to a maximum of eighty (80) hours per two (2) week pay period. Effective February 1, 2006, the Employer agrees to contribute on behalf of each employee covered by this Agreement an amount of the selected health and welfare benefits equal to $3.10 per hour worked, up to a maximum of eighty (80) hours per two (2) week pay period.

ARTICLE 7 – PENSION FUND

The defined contribution pension fund benefit provided for by this Agreement shall become effective commencing on 1 December 2003 through the duration of this Agreement. Effective 1 February 2004 consistent with Article 27 of this Agreement, the Employer agrees to contribute on behalf of each employee into the Security Workers Severance and Retirement Fund pension contributions in an amount equal to $.72 per hour worked, up to a maximum of eighty (80) hours per two (2) week pay period, for each employee covered by this Agreement. Effective 1 February 2005, Employer agrees to contribute on behalf of each employee into the Security Workers Severance and Retirement Fund pension contributions in an [ILLEGIBLE] week pay period, for each employee covered by this Agreement. Effective February 1, 2006, the Employer agrees to contribute on behalf of each employee into the Security Workers Severance and Retirement Fund pension contributions in an amount equal to $.78 per hour worked up to a maximum of eighty (80) hours per two (2) week pay period, for each employee covered by this Agreement.

ARTICLE 8 – WAGES

The wages of this Agreement shall become effective commencing on 1 February 2004 through the duration of this Agreement

The Employer agrees to pay security guard employees, exclusive of those guards working in the ECCC, the following rates:

Effective February 1, 2004, wages shall be paid at the rate of $16.00 per hour.

Effective February 1, 2005, wages shall be paid at the rate of $16.56 per hour.

Effective February 1, 2006, wages shall be paid at the rate of $17.14 per hour.

The Employer agrees to pay ECCC security guard employees the following rates:

Effective February 1, 2004, wages shall be paid at the rate of $16.68 per hour.

Effective February 1, 2005, wages shall be paid at the rate of $17.26 per hour.

Effective February 1, 2006, wages shall be paid at the rate of $17.86 per hour.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals to this Agreement, this 1st day of December 2003.

UNITED UNION OF SECURITY GUARDS		PARAGON SYSTEMS INC.

BY:	/s/ [ILLEGIBLE]	BY:	/s/ [ILLEGIBLE]

TITLE:	President	TITLE:	PRESIDENT

DATE:	December 1, 2003	DATE:	1 DECEMBER 2003

DISCIPLINE POLICY

Paragon Systems, Inc. supervisors and administrators will have the authority to recommend disciplinary action on employees for just cause. All incidents will be fully investigated, documented, and evaluated by the Project Manager before disciplinary action is taken.

Under normal circumstances, corrective progressive disciplinary action is taken following a managerial review of the incident at the level deemed appropriate by the management staff of Paragon Systems. The review may recommend LOC, LOW, Suspension, or Dismissal, as appropriate to the offense. Paragon Systems shall be the sole judge and hold the discretion to determine the level of discipline. However, in no case shall disciplinary action be taken without just cause. Under normal circumstances, corrective, progressive disciplinary action will be taken following the Paragon Systems review of the incident, if warranted.

Project Manager will have the authority to impose less punishment than is promulgated in this policy, but not more. Discipline shall be administered in the following manner:

1.               Written Reprimand or Suspensions will be put into effect on first offense, whenever misconduct or behavior is not of a serious nature. Suspension time may vary depending on seriousness of the offense.

2.               Dismissal will be effected in those cases when deemed by management to be extreme and serious in nature.

All non-serious offenses will be removed from the employees local personnel file and forwarded to the Corporate office after the expiration of six (6) months from the occurrence of that offense.

Records of all other disciplinary action shall be retained commencing from the effective date of this Agreement forward.

No employee will be dismissed on the basis of race, color, religion, sex, or national origin. Employees who are dismissed will not be eligible for re-employment with Paragon Systems, Inc.

Any conference between a supervisor and officer or during questioning connected to an investigation that may lead to a disciplinary action must at the request of the officer, be conducted in the presence of a union representative.

Discipline shall be applied in the following manner in reference to attendance:

OFFENSE:	1st	2nd	3rd	4th

1. Unexcused lateness:	LOC	LOW	S (1 day)	D

Examples of an excusable lateness are identified as: treatment by a doctor, treatment at a hospital, vehicle accident or breakdown, death or illness in family, which must be confirmed with written documentation.  An employee shall provide the project manager or his/her designee with documentation of such emergencies within three days of the incident.

When discipline is justified disciplinary action must be implemented within five (5) working days of the offense.

OFFENSE:	1st	2nd	3rd	4th

2. Unexcused absence:	LOC	LOW	S (1 day)	D

Examples of an excusable absence are identified as: treatment by a doctor, treatment at a hospital, vehicle accident or breakdown, death or illness in family, which must be confirmed with written documentation. An employee shall provide the project manager or his/her designee with documentation of such emergencies within three days of the incident.

2

Minor violations will be considered as employee actions, which momentarily disrupt the operation.

The infractions must be of the same type and kind to effect the next level of adverse action.

Examples of these are as follow:

	1st	2nd	3rd	4th
3. Offense (non-serious)	LOC	LOW	S (1 day)	D

a.               Failure to turn in all SSA forms, whenever required.

b.              Conducting unauthorized business while on duty.

c.               Unauthorized use of company or government telephones, fax machine, or other office equipment.

d.              Creating or contributing to unsanitary conditions.

e.               Posting or removal of notices, signs or writing in any form on company bulletin boards, without permission.

F.              Incomplete uniform

g.              Calling off from duty with less than four (4) hours notice unless a valid emergency existed and documentation to that effect is provided.

h.              Reading unauthorized materials while on post.

i.                  Sitting during peak hours.

3

j.                  Playing games while on duty, to include electronic and non-electronic, cards, board games, etc.

k.               Eating or drinking beverages (non-alcohol) on post.

l.                  Possessing visual or audible unauthorized equipment while on duty. i.e., pagers, cell phones, earplugs/earphones/headsets, pocket talk, radios, televisions, laptop computers etc.

m.            Failure to maintain proper grooming standards and/or properly maintain assigned uniform and equipment pursuant to SSA/GSA Guidelines.  Management will take reasonable steps to retain a person on site unless their uniform is badly soiled, torn, or has excessive odor.

n.              Lateness in returning from an assigned/approved break period except in instances of documented emergency.

o.              Failure to respond to and/or use proper communication protocol while using assigned radio and/or SSA telephones.

p.              Being discourteous to a Supervisor or employees of the government

q.              Failure to notify Control Center during security checks (to include when calling out of service/back in service).

r.                 Assuming the responsibility of two posts without authorization.

t.                 Making a change to the schedule without the prior approval from Supervisor.

u.              Failure to use proper chain of command.

v.              Smoking while on duty, and/or smoking in an unauthorized area.

4

Moderate violations are considered to be those employee actions, which impair or disrupt the orderly performance of work by the individual or a group of employees.

The infractions must be of the same type and kind to affect the next level of adverse action.

	1st	2nd	3rd

4. Offenses	S (1 day)	S (3 days)	D

a.               No Call No Show.

Note: Employees’ will be given (1) hour from start of his/her shift to call or to report for work.

b.              Using obscene language or engaging in lewd behavior.

c.               Failure to correct and/or sign in/out of SSA 4072 (which causes a deduction to PSI).

d.              Disregarding or refusing to obey orders, directives, instructions from a competent supervisor or SSA official, as long as those task, commands, or directives are not unethical, immoral, or illegal.

e.               Inattentive to duty, when sleeping is not found.

f.                 Negligent or careless acts, which results in personal injury or damage to company, Government, or personal property.

g.              Causing dissension among other employees in a manner interfering with the client’s operations and interfering with other employees’ compliance with post orders, and shift assignments.

h.              Unauthorized use of company vehicles and/or equipment.

5

Major violations are considered to be employee actions, which directly endanger the health and safety of any employee or significantly disrupt the orderly performance of work.

5. OFFENSE:	D

Not withstanding the foregoing, an employee shall be subject to immediate discharge for proven offenses. Examples are as follows:

a.               Willful falsification of company, government, or employee records.

b.              Theft of company, government, or personal property.

c.               Abandoning post without just cause.

d.              Possessing, distributing, consuming, or being under the influence of alcohol, illegal drugs, or controlled substances while on duty.

e.               Possession on the job site of a private firearm or other weapon not issued by the employer pursuant to the contract in violation of 18 U.S.C. 930.

f.                 Making willful false statements on an application for employment, a gun permit, or a security clearance.

g.              Refusal to submit to drug or alcohol testing as provided.

h.              Willful or careless destruction of property.

i.                  Sleeping on post and/or sleeping while in possession of company handgun.

j.                  Accepting graft, gifts or gratuities as a favor for a service while on duty.

k.               Not reporting for work after 2 days without notifying Paragon Systems, Inc.

l.                  Willfully concealment, removal, mutilation or destruction of government documents or records.

m.            Gross insubordination

n.              Willfully given unauthorized access to an agency automated Information system.

o.              Unauthorized access to areas not required for the performance of the contract.

q.              Misuse of, unauthorized transfers, or display of weapon.

6

When an employee is hired by Paragon Systems the previous offense record shall be deleted from the individual’s record unless there is some offense considered egregious and unacceptable to the management of Paragon Systems.  However, as a rule, the average employee may expect to start work at Paragon Systems with a “clean state”.  It is the individual’s responsibility to keep that slate clean for the duration of the tenure with Paragon Systems. Any and all offenses recorded by Paragon Systems shall remain on record at Paragon Systems, both with the Human Resources Office. These records will be maintained for a period after the end of the individual’s tenure that is determined by the Government or by Paragon Systems’ Management. They are under no circumstances scheduled for destruction an appropriate time is established by Paragon Systems and/or the Government.

Any conference between an employee and Employer representative that may lead to a disciplinary action, must, at the request of the affected employee, be conducted in the presence of an authorized union representative.

NOTE: The Company will identify inefficiency as follows:

Neglect of duty, unexcused absence and tardiness, breach of the company and Government’s SOP, Security Procedures, refusal to perform work assigned to them without an acceptable excuse.  Managers will have the discretionary authority and power to determine final disposition of inefficiency. These offenses are not all inclusive.

It is each employee’s responsibility to be knowledgeable of and review daily all Memorandums and Security Procedures and Policies

LEGEND:	LOC	Letter of Counseling
	LOW	Letter of Warning
	S	Suspension
	D	Dismissal

/s/ Charles Keathley
Charles Keathley, President

7